 EXHIBIT 10.(iii)B

Insurance

1.	The Board shall periodically review insurance coverage of the Association. The President/CEO shall report to the Board annually on such insurance coverage.

2.	Directors shall be provided life insurance coverage according to the following terms:

a)	Upon being elected by the voting membership to a first term of office, a Split Dollar Life Insurance Program will be provided with Farmland Industries owning the policy and paying the premiums. The director’s beneficiary(s) will receive $100,000 in benefits if death occurs during a term of office as a director and $50,000 if death occurs following retirement from the Board.

b)	Each director will be eligible for a supplemental life insurance benefit upon commencement of a second-elected term of office. While serving as a director, a policy with a benefit of $100,000 will be owned by the director and collaterally assigned to Farmland with Farmland paying the premiums. Farmland shall pay the premiums for the greater of ten years or the length of the director’s term. Upon retirement from the Board or the ten-year Farmland obligation period, the director will have the following options:

  continue paying the full premium and continue $100,000 in coverage reduce the benefit and premium
  elect to take a reduced paid-up policy
  surrender the policy for cash